EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

29 March 2000

The Board of Directors
Physical Spa & Fitness, Inc.
11/F Lee Theatre Plaza
99 Percival Street
Causeway Bay
Hong Kong


Dear Sirs


We consent to inclusion in Form 10-KSB for the fiscal year ended December
31, 1999 of our report dated March 17, 2000, relating to the consolidated balance sheets of Physical Spa & Fitness, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999.


Yours faithfully

/s/ Moores Rowland

Chartered Accountants
Certified Public Accountants